                                                                     Exhibit 3-D

                            CERTIFICATE OF AMENDMENT
             OF RESTATED CERTIFICATE AND ARTICLES OF INCORPORATION
                                       OF
                         DELMARVA POWER & LIGHT COMPANY

                        (Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware)

     Delmarva Power & Light Company, a Delaware and Virginia corporation (the "Company"), DOES HEREBY CERTIFY:

          FIRST: That the Company's Restated Certificate and Articles of Incorporation, as amended (the "Charter"), be, and it hereby is, amended to delete paragraph (2) under Article FOURTH, Section 9(b) thereof, and renumbering paragraph (3) thereunder to paragraph (2), such that Article FOURTH, Section 9(b) of the Charter reads in its entirety as set forth on Exhibit A hereto, which is incorporated herein by reference (the "Amendment").

          SECOND: That the Amendment was duly adopted by the Board of Directors of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          THIRD: That the Amendment was duly adopted by the stockholders of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its President and attested by its Secretary as of the 3rd day of June, 1996.

                              DELMARVA POWER & LIGHT COMPANY



                              By:   /s/ H. E. COSGROVE
                                    -----------------------------------------
                                    H. E. Cosgrove
                                    Chairman of the Board, President and
                                    Chief Executive Officer

ATTEST:


By:  /s/ D. P. CONNELLY
     -------------------------
     Donald P. Connelly
     Secretary

                                   EXHIBIT A
                                   ---------



     (b) So long as any shares of the Preferred Stock or Preferred Stock--$25 Par of any series are outstanding, the Company shall not, without the consent (given by vote at a meeting called for that purpose in accordance with the provisions of paragraph A.13. hereof) of the holders of at least a majority of the total voting power of the outstanding Preferred Stock and Preferred Stock-- $25 Par of all series, voting as a single class:

          (1) Increase the total authorized number of shares of the Preferred Stock or Preferred Stock--$25 Par; or

          (2) Merge or consolidate with or into any other corporation or sell or otherwise dispose of all or substantially all of the Company's assets; provided that the provisions of this subparagraph shall not apply to a purchase or other acquisition by the Company of franchises or assets of another corporation in any manner which does not involve a statutory merger or consolidation, or to a merger or consolidation pursuant to which none of the rights or preferences of the holders of the Preferred Stock and Preferred Stock--$25 Par will be adversely affected and the company resulting therefrom will have outstanding immediately after such merger or consolidation no additional class of stock ranking prior to or equally with the Preferred Stock or Preferred Stock--$25 Par with respect to payment of dividends or to distribution on liquidation or dissolution.




                                      A-1